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                                  Exhibit 23.1

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
Sideware Systems Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Sideware Systems Inc. of our report dated February 21, 2000, relating to the consolidated balance sheets of Sideware Systems Inc. as at December 31, 1999 and 1998, and the related consolidated statements of operations and deficit and cash flows for the year ended December 31, 1999, the eight months ended December 31, 1998, and the years ended April 30, 1998 and 1997, which report appears in the December 31, 1999 annual report on Form 20-F of Sideware Systems Inc. Our report includes additional comments for U.S. readers on Canada-U.S. reporting differences with respect to conditions that cause substantial doubt as to Sideware Systems Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

"KPMG LLP"


Chartered Accountants

Vancouver, Canada
October 25, 2000